Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 6, 2013, in Amendment No. 1 to the Registration Statement (Form S-11 No. 333-191049) and related Prospectus of Steadfast Apartment REIT, Inc. for the registration of up to 62,631,579 shares of its common stock.

/s/ Ernst & Young LLP
Irvine, California
October 15, 2013